Exhibit 4.1

AK Steel Corporation
as the Company
AK Steel Holding Corporation
as the Parent Guarantor

and
U.S. Bank, National Association,
as Trustee

Second Supplemental Indenture

Dated as of March 22, 2012

TABLE OF CONTENTS
		Page
ARTICLE 1
SCOPE OF FIRST SUPPLEMENTAL INDENTURE
Section 1.01.	Scope	2

ARTICLE 2
DEFINITIONS
Section 2.01.	Definitions and Other Provisions of General Application	2
Section 2.02.	Other Definitions	8

ARTICLE 3
FORM AND TERMS OF THE NOTES
Section 3.01.	Form and Dating	8
Section 3.02.	Terms of the Notes	8

ARTICLE 4.
CHANGE OF CONTROL.
Section 4.01.	Redemption Upon Change Of Control	10

ARTICLE 5
COVENANTS
Section 5.01.	Limitation On Liens	12
Section 5.02.	Limitation On Subsidiary Debt	13
Section 5.03.	Limitation on Sale and Leaseback	15

ARTICLE 6
AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 6.01.	In General	16
Section 6.02.	Additional Provisions	16

ARTICLE 7
	MISCELLANEOUS
Section 7.01.	Trust Indenture Act of 1939	17
Section 7.02.	Governing Law	17
Section 7.03.	Duplicate Originals	17
Section 7.04.	Separability	17

i

ii

SECOND SUPPLEMENTAL INDENTURE
SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of March 22, 2012, between AK Steel Corporation, a Delaware corporation (the “Company”), AK Steel Holding Corporation, a Delaware corporation, as Parent Guarantor, and U.S. Bank, National Association, a national banking association, as trustee (the “Trustee”).
RECITALS OF THE COMPANY
WHEREAS, the Company, the Parent Guarantor and the Trustee executed and delivered an Indenture, dated as of May 11, 2010 (the “Base Indenture” and as supplemented by this Second Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of its senior debentures, notes or other evidences of indebtedness (the “Securities”);
WHEREAS, Sections 2.01, 2.03 and 11.01 of the Base Indenture provide that the Company and the Parent Guarantor, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture, without the consent of any Holders, to, among other things, establish the form or terms of Securities of any series as permitted by the Indenture;
WHEREAS, the issuance and sale of $300,000,000 aggregate Principal amount of a new series of the Securities of the Company designated as its 8.375% Senior Notes due 2022 (the “Notes”) have been authorized by resolutions adopted by the board of directors of the Company and the Parent Guarantor;
WHEREAS, the Company desires to issue and sell $300,000,000 aggregate Principal amount of the Notes as of the date hereof;
WHEREAS, the Company desires to establish the form and terms of the Notes;
WHEREAS, all things necessary to make this Second Supplemental Indenture a legal and binding supplement to the Base Indenture in accordance with its terms and the terms of the Base Indenture have been done;
WHEREAS, the Company and the Parent Guarantor have complied with all conditions precedent provided for in the Base Indenture relating to this Second Supplemental Indenture; and
WHEREAS, the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture.

NOW, THEREFORE:
For and in consideration of the premises stated herein and the purchase of the Notes by the Holders thereof, the Company, the Parent Guarantor and the Trustee covenant and agree, for the equal and proportionate benefit of the Holders of the Notes, as follows:
ARTICLE 1
SCOPE OF SUPPLEMENTAL INDENTURE

Section 1.01. Scope. This Second Supplemental Indenture constitutes a supplement to the Base Indenture and an integral part of the Indenture and shall be read together with the Base Indenture as though all the provisions thereof are contained in one instrument. Except as expressly amended by the Second Supplemental Indenture, the terms and provisions of the Base Indenture shall remain in full force and effect. Notwithstanding the foregoing, this Second Supplemental Indenture shall only apply to the Notes.
ARTICLE 2
DEFINITIONS

Section 2.01. Definitions and Other Provisions of General Application. For all purposes of this Second Supplemental Indenture unless otherwise specified herein:

(a)all terms used in this Second Supplemental Indenture which are not otherwise defined herein shall have the meanings they are given in the Base Indenture;

(b)the provisions of general application stated in Section 1.04 of the Base Indenture shall apply to this Second Supplemental Indenture, except that the words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Second Supplemental Indenture as a whole and not to the Base Indenture or any particular Article, Section or other subdivision of the Base Indenture or this Second Supplemental Indenture;

(c)Section 1.01 of the Base Indenture is amended and supplemented, solely with respect to the Notes, by inserting the following additional defined terms in their appropriate alphabetical positions:

“Attributable Debt,” in respect of any Sale and Leaseback Transaction, means, as of the time of determination, the total obligation (discounted to present value at the rate per annum equal to the discount rate which would be applicable to a capital lease obligation with like term in accordance with GAAP) of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the initial term of the lease included in such Sale and Leaseback Transaction.
“Board of Directors” means the board of directors of the Parent Guarantor.
“Change of Control” means such time as:
(1)    the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);
(2)    a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Parent Guarantor on a fully diluted basis;
(3)    the adoption of a plan relating to the liquidation or dissolution of the Company or the Parent Guarantor;
(4)    individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Parent Guarantor's stockholders was approved by a vote of a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office;
(5)    the Company or the Parent Guarantor consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company or the Parent Guarantor, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or the Parent Guarantor, as the case may be, or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company or the Parent Guarantor outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the Beneficial Owner of 50% or more of the voting power of the Voting Stock of the surviving or transferee Person; or

(6)    the Parent Guarantor fails to own 100% of the Capital Stock of the Company; provided, however, that it shall not be deemed a Change of Control if the Parent Guarantor merges into the Company, except that in such case, the Company shall be substituted for the Parent Guarantor for purposes of this definition of “Change of Control,” and this clause (6) shall no longer be applicable.
“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.
“Closing Date” means March 22, 2012.
“Consolidated Net Tangible Assets” means the total assets of the Parent Guarantor and its Subsidiaries after deducting therefrom all intangible assets, current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and minority interests, if any, in any assets of the Subsidiaries, all as would be set forth on the most recently available quarterly or annual consolidated balance sheet of the Parent Guarantor and its Subsidiaries, prepared in conformity with GAAP.
“Foreign Subsidiary” means any Subsidiary that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.
“Funded Debt” means all Indebtedness having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower, but excluding any such Indebtedness owed to the Parent Guarantor or a Subsidiary of the Parent Guarantor.
“Guarantor” means the Parent Guarantor and each Subsidiary Guarantor, if any.
“Investment Grade” means a rating of Baa3 or better by Moody's (or its equivalent under any successor Rating Categories of Moody's), a rating of BBB- or better by S&P (or its equivalent under any successor Rating Categories of S&P) and the equivalent Investment Grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.
“Moody's” means Moody's Investors Service Inc.
“Mortgage” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance, or any other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Note Guarantee” means a Guarantee of the obligations of the Company under the Notes and the Indenture in respect of the Notes.
“Offer to Purchase” means an offer to purchase Notes by the Company from the Holders of the Notes commenced by mailing a notice, which will govern the offer, by first class mail to the Trustee and each Holder of a Note stating:
(1)    that all Notes validly tendered will be accepted for payment on a pro rata basis;
(2)    the Change of Control Payment and the date of purchase of the Notes, which shall be at least 30 days but not more than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”);
(3)    that any Note not tendered will continue to accrue interest pursuant to its terms;
(4)    that, unless the Company defaults in the payment of the Change of Control Payment, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Change of Control Payment Date;
(5)    that Holders of the Notes electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Change of Control Payment Date;
(6)    that Holders of the Notes will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the Principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and
(7)    that Holders of the Notes whose Notes are being purchased only in part will be issued new Notes equal in Principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a Principal amount of $2,000 or integral multiples of $1,000 in excess thereof.
“Principal Property” means any domestic blast furnace or steel producing facility, or casters that are part of a plant that includes such a facility, in each case located in the United States, having a net book value in excess of 1% of Consolidated Net Tangible Assets at the time of determination.

“Rating Agency” means (1) each of Moody's and S&P and (2) if either of Moody's or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(e)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by a resolution of the board of directors of the Company) as a replacement agency for Moody's or S&P, or both, as the case may be.
“Rating Category” means (i) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody's, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody's used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P; 1, 2 and 3 for Moody's; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).
“Rating Date” means the date that is 60 days prior to the earlier of (i) a Change of Control or (ii) public notice of the occurrence of a Change of Control or of the intention by the Company or the Parent Guarantor, as applicable, to effect a Change of Control.
“Ratings Event” means the occurrence of the events described in (a) or (b) of this definition on, or within 60 days after the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by the Company or the Parent Guarantor, as applicable, to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies): (a) if the Notes are rated by both Rating Agencies on the Rating Date as Investment Grade, the rating of the Notes shall be reduced so that the Notes are rated below Investment Grade by both Rating Agencies, or (b) if the Notes are rated below Investment Grade by at least one Rating Agency, the ratings of the Notes by both Rating Agencies shall be decreased by one or more gradations (including gradations within Rating Categories, as well as between Rating Categories) and the Notes are then rated below Investment Grade by both Rating Agencies.
Notwithstanding the foregoing, a Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Ratings Event).
“Receivables Facility” means one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Company or any of its Restricted Subsidiaries sells their accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.
“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities or other activities reasonably related thereto.
“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.
“S&P” means Standard & Poor's, a division of The McGraw-Hill Companies, Inc.
“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing to the Company or any Subsidiary of the Company of any Principal Property, which Principal Property has been or is to be sold or transferred by the Company or any Subsidiary of the Company to such Person.
“Subsidiary Guarantor” means a Subsidiary that Guarantees the Company's obligations under the Notes and the Indenture in respect of the Notes.
“Unrestricted Subsidiary” means (i) any Foreign Subsidiary, (ii) any Receivables Subsidiary and (iii) any Subsidiary of the Parent Guarantor created after the Closing Date, at least 10% of the Voting Stock of which is owned by Persons other than the Parent Guarantor or a Subsidiary thereof; provided that (a) such Subsidiary does not engage in the business of the Company as conducted on the Closing Date (but shall engage in any extension thereof or activities incidental or related thereto) and (b) in the event (1) any such Subsidiary Guarantees Indebtedness of the Company in an aggregate amount in excess of $50 million or (2) the Company or any of its Subsidiaries (other than an Unrestricted Subsidiary) contributes or otherwise transfers (other than a sale for fair market value) any Principal Property (including shares of stock of a Subsidiary that owns the Principal Property) or the proceeds of any sale of Principal Property to such Subsidiary, in either case such Subsidiary shall cease to be an Unrestricted Subsidiary.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.
Section 2.02. Other Definitions. Each of the following terms is defined in the section set forth opposite such term:

Term	Section
Change of Control Payment	Section 4.01
DTC	Section 3.02(r)
Non-Guarantor Subsidiary Debt	Section 5.02(a)

ARTICLE 3
FORM AND TERMS OF THE NOTES

Section 3.01. Form and Dating.

(a)    The Notes shall be substantially in the form of Exhibit A attached hereto. The Notes shall be executed on behalf of the Company by one Officer of the Company. The Notes may have a legend or legends or endorsements as may be required to comply with any law or with any rules of any securities exchange or usage. The Notes shall be dated the date of their authentication. The Notes and any beneficial interest in the Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b)     The terms contained in the Notes shall constitute, and are hereby expressly made, a part of the Indenture as supplemented by this Second Supplemental Indenture and the Company, the Parent Guarantor and the Trustee, by their execution and delivery of this Second Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 3.02. Terms of the Notes. The following terms relating to the Notes are hereby established:

(a)    Title. The Notes shall constitute a series of Securities having the title “8.375% Senior Notes due 2022.”

(b)    Principal Amount. The aggregate Principal amount of the Notes that may be authenticated and delivered under the Indenture, as amended hereby, shall be $300,000,000 on the Issue Date. Provided that no Event of Default has occurred and is continuing with respect to the Notes, the Company may, without notice to or the consent of the Holders, create and issue additional Securities having the same terms as, and ranking equally and ratably with, the Notes in all respects and so that such additional Notes will be consolidated and form a single series with, and have the same terms as to status, redemption or otherwise as, the Notes initially issued; provided that if the additional Securities are not fungible with the Notes for U.S. federal income tax purposes, the additional Securities will have a separate CUSIP number.

(c)    Maturity Date. The entire outstanding Principal of the Notes shall be payable on April 1, 2022.

(d)    Interest Rate. The rate at which the Notes shall bear interest shall be 8.375% per annum; the date from which interest shall accrue on the Notes shall be March 22, 2012 or the most recent interest payment date to which interest has been paid or duly provided for; the interest payment dates for the Notes shall be April 1 and October 1 of each year, beginning October 1, 2012; the interest so payable and punctually paid or duly provided for, on any interest payment date, will be paid to the Person in whose names the Notes are registered at the close of business on the record date for such interest, which shall be the March 15 or September 15, as the case may be, immediately preceding such interest payment date, except that interest payable at maturity will be paid to the same Persons to whom Principal of the Notes is payable; the interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

(e)    Place of Payment of Principal and Interest. Section 4.02 of the Base Indenture shall apply to the Notes.

(f)    Optional Redemption. The Notes shall be redeemable as specified in the form of Note attached as Exhibit A hereto, and Article 3 of the Base Indenture shall reply to any such redemption.

(g)    Mandatory Redemption, Repurchase or Repayment. Except as provided pursuant Article 4, the Company shall have no other obligation to redeem, purchase or repay the Notes pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of a Holder thereof.

(h)    Denomination. The Notes shall be denominated as set forth in the Base Indenture.

(i)    Acceleration. 100% of the Principal amount of the Notes shall be payable upon declaration of acceleration of the maturity thereof.

(j)    Currency of the Notes. The Notes shall be denominated, and payment of Principal and interest of the Notes shall be payable in, the currency of the United States of America.

(k)    Currency of Payment. The Principal of and interest on the Notes shall be payable in the currency of the United States of America.

(l)    Registered Form. The Notes shall be issuable as Registered Global Securities. Section 2.07 of the Base Indenture shall apply to the Notes.

(m)    Exchange or Conversion. The Notes shall not be exchangeable for or convertible into the common stock of the Company or any other security.

(n)    Additional Amounts. The Company will not pay any additional amounts on the Notes.

(o)    Definitive Form. The Notes may be issued in definitive form pursuant to the terms of the Base Indenture.

(p)    Trustee. The trustee shall be U.S. Bank, National Association; and the Paying Agent and Authenticating Agent shall initially be the Trustee.

(q)    Satisfaction and Discharge. Article 10 of the Base Indenture shall apply to the Notes.

(r)    Depositary. The Depositary for any Notes issued as Global Registered Securities shall be The Depository Trust Company in The City of New York (“DTC”) or any successor Depositary appointed by the Company within 90 days of the termination of services of DTC (or any successor to DTC).

(s)    Events of Default. Article 7 of the Base Indenture shall apply to the Notes.

(t)    Covenants. The covenants set forth in Article 4 of the Base Indenture and Article 5 of this Second Supplemental Indenture shall apply to the Notes.

(u)    Additional Terms. Other terms applicable to the Notes are as otherwise provided for below.

ARTICLE 4.
CHANGE OF CONTROL.

Section 4.01. Redemption Upon Change Of Control. (a) Within 30 days following the date upon which any Change of Control Repurchase Event occurs, or at the Company's option, prior to any Change of Control Repurchase Event if a definitive agreement is in place for the Change of Control at the time of making the Offer to Purchase pursuant to the Change of Control Repurchase Event, the Company shall commence an Offer to Purchase at a purchase price equal to 101% of the aggregate Principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, to the date of repurchase (the “Change of Control Payment”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

(b)    On the Change of Control Payment Date, the Company will, to the extent lawful:

(i)    accept for payment on a pro rata basis all Notes or portions of Notes properly tendered pursuant to an Offer to Purchase not validly withdrawn;

(ii)    deposit with the Paying Agent the required payment for all properly tendered Notes or portions of Notes so accepted; and

(iii)    deliver or cause to be delivered to the Trustee the repurchased Notes or portions thereof so accepted, accompanied by an Officers' Certificate stating, among other things, the aggregate Principal amount of repurchased Notes.

(c)    Following the Change of Control Payment Date:

(i)    the Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in Principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a Principal amount of $2,000 or integral multiples of $1,000 in excess thereof; and

(ii)    the Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Change of Control Payment Date.

(d)    The Trustee shall act as the Paying Agent for an Offer to Purchase.

(e)    The Company will not be required to make an Offer to Purchase upon the occurrence of a Change of Control Repurchase Event if a third party makes an offer to purchase the Notes in the manner, at the times and price, and otherwise in compliance with the requirements of the Indenture applicable to an Offer to Purchase made by the Company and the third party purchases all Notes validly tendered and not withdrawn in such offer to purchase.

(f)    Notwithstanding anything to the contrary herein, the Company may make an Offer to Purchase upon the occurrence of a Change of Control Repurchase Event in advance of a Change of Control Repurchase Event if a definitive agreement is in place for the Change of Control at the time of making the Offer to Purchase, in which case the notice will state that the Offer to Purchase is conditioned on the Change of Control Repurchase Event being consummated on or prior to the Change of Control Payment Date.

(g)    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable, in connection with the repurchase of Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any such securities laws or regulations conflict with this Section 4.01, the Company will comply with those securities laws and regulations and will not be deemed to have breached the Company's obligations under this Section 4.01 by virtue of any such conflict.

ARTICLE 5
COVENANTS

In addition to the covenants set forth in the Base Indenture, the Company agrees for the benefit of the Holders of the Notes that:
Section 5.01. Limitation On Liens. (a) So long as any Notes are outstanding, the Parent Guarantor will not, and will not permit any of its Subsidiaries to, create, incur, issue, assume or Guarantee any Indebtedness secured by a Mortgage upon (a) any Principal Property of the Company or any Principal Property of a Subsidiary of the Company or (b) any shares of stock or other equity interests or Indebtedness of any Subsidiary of the Company that owns a Principal Property (whether such Principal Property, shares of stock or other equity interests or Indebtedness is now existing or owned or hereafter created or acquired) or any shares of stock or other equity interests or Indebtedness of the Company, in each case, without effectively providing concurrently that the Notes are secured equally and ratably with or, at the Company's option, prior to such Indebtedness, so long as such Indebtedness shall be so secured. This restriction does not apply to, and there shall be excluded from Indebtedness in any computation under such restriction, Indebtedness secured by:

(i)    Mortgages on any property or assets existing at the time of the acquisition thereof by the Company or any of its Subsidiaries and not incurred in contemplation of such acquisition;

(ii)    Mortgages on property or assets of a Person existing at the time such Person is merged into or consolidated with the Company or any of its Subsidiaries or at the time of a sale, lease or other disposition of the properties and assets of such Person (or a division thereof) as an entirety or substantially as an entirety to the Company or any of its Subsidiaries; provided that any such Mortgage does not extend to any Principal Property owned by the Company or any of its Subsidiaries immediately prior to such merger, consolidation, sale, lease or disposition and not incurred in contemplation of such acquisition;

(iii)    Mortgages on property or assets of a Person existing at the time such Person becomes a Subsidiary of the Company and not incurred in contemplation of such acquisition;

(iv)    Mortgages in favor of the Company or any Guarantor;

(v)    Mortgages on property or assets (including shares of Capital Stock or Indebtedness of any Subsidiary formed to acquire, construct, develop or improve such property) to secure all or part of the cost of acquisition, construction, development or improvement of such property, or to secure Indebtedness incurred to provide funds for any such purpose; provided that the commitment of the creditor to extend the credit secured by any such Mortgage shall have been obtained no later than 360 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or assets or (b) the placing in operation of such property or assets;

(vi)    Mortgages in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments; and

(vii)    Mortgages existing on the date of the Indenture or any extension, renewal, replacement or refunding of any Indebtedness secured by a Mortgage existing on the date of the Indenture or referred to in clauses (i), (ii), (iii) or (v); provided that any such extension, renewal, replacement or refunding of such Indebtedness shall be created within 360 days of repaying the Indebtedness secured by the Mortgage referred to in clauses (i), (ii), (iii) or (v) and the principal amount of the Indebtedness secured thereby and not otherwise authorized by clauses (i), (ii), (iii) or (v) shall not exceed the principal amount of Indebtedness plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding.

(b)    Notwithstanding the restrictions described above, the Parent Guarantor and any of its Subsidiaries may create, incur, issue, assume or Guarantee Indebtedness secured by Mortgages, without equally and ratably securing the Notes, if at the time of such creation, incurrence, issuance, assumption or Guarantee, after giving effect thereto and to the retirement of any Indebtedness which is concurrently being retired, the aggregate amount of all such Indebtedness secured by Mortgages which would otherwise be subject to such restrictions (other than any Indebtedness secured by Mortgages permitted as described in clauses (i) through (vii) of Section 5.01(a)) plus the aggregate amount (without duplication) of (x) all Non-Guarantor Subsidiary Debt (other than Non-Guarantor Subsidiary Debt described in clauses (i) through (v) of Section 5.02(a)) and (y) all Attributable Debt of the Company and any of its Subsidiaries in respect of Sale and Leaseback Transactions (with the exception of such transactions which are permitted under clauses (i) through (iv) of Section 5.03) does not exceed 15% of Consolidated Net Tangible Assets.

Section 5.02. Limitation On Subsidiary Debt. (a) So long as any Notes are outstanding, the Company will not permit any of its Restricted Subsidiaries that is not a Subsidiary Guarantor to create, assume, incur, Guarantee or otherwise become liable for or suffer to exist any Indebtedness (any Indebtedness of a non-Guarantor Subsidiary of the Company, “Non-Guarantor Subsidiary Debt”), without concurrently Guaranteeing the payment of the Principal of, premium, if any, and interest on the Notes on an unsecured unsubordinated basis. This restriction does not apply to, and there shall be excluded from Indebtedness in any computation under such restriction, Non-Guarantor Subsidiary Debt constituting:

(i)    Indebtedness of a Person existing at the time such Person is merged into or consolidated with any Restricted Subsidiary of the Company or at the time of a sale, lease or other disposition of the properties and assets of such Person (or a division thereof) as an entirety or substantially as an entirety to any Restricted Subsidiary of the Company and is assumed by such Restricted Subsidiary; provided that any Indebtedness was not incurred in contemplation thereof and is not Guaranteed by any other Subsidiary of the Company;

(ii)    Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company; provided that any Indebtedness was not incurred in contemplation thereof;

(iii)    Indebtedness owed to the Company or any Guarantor;

(iv)    Indebtedness outstanding on the date of the Indenture or any extension, renewal, replacement or refunding of any Indebtedness existing on the date of the Indenture or referred to in clauses (i), (ii) or (iii); provided that any such extension, renewal, replacement or refunding of such Indebtedness shall be created within 360 days of repaying the Indebtedness referred to in this clause or clauses (i), (ii) or (iii) above and the principal amount of the Indebtedness shall not exceed the principal amount of Indebtedness plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding; and

(v)    Indebtedness in respect of a Receivables Facility.

(b)    Notwithstanding the limitations on Non-Guarantor Subsidiary Debt described in Section 5.02(a), the Company and any of its Restricted Subsidiaries may create, incur, issue, assume or Guarantee Non-Guarantor Subsidiary Debt, without Guaranteeing the Notes, if at the time of such creation, incurrence, issuance, assumption or Guarantee, after giving effect thereto and to the retirement of any Indebtedness which is concurrently being retired, the aggregate amount of all such Non-Guarantor Subsidiary Debt which would otherwise be subject to such restrictions (other than Non-Guarantor Subsidiary Debt which is described in clauses (i) through (v) of Section 5.02(a)) plus the aggregate amount (without duplication) of (x) all Indebtedness secured by Mortgages (not including any such Indebtedness secured by Mortgages described in clauses (i) through (vii)

of Section 5.01(a)) and (y) all Attributable Debt of the Company and any of its Subsidiaries in respect of Sale and Leaseback Transactions (with the exception of such transactions which are permitted under clauses (i) through (iv) of Section 5.03) does not exceed 15% of Consolidated Net Tangible Assets.

(c)    Any Subsidiary of the Company required to Guarantee the Notes pursuant to Section 5.02(a) or that chooses to Guarantee the Notes shall (i) execute and deliver to the Trustee a supplemental indenture substantially in the Form of Exhibit B or otherwise satisfactory to the Trustee pursuant to which such Subsidiary shall unconditionally Guarantee all of the Company's obligations under the Notes and the Indenture in respect of the Notes on the terms set forth in the Indenture and (ii) deliver to the Trustee an Opinion of Counsel. The execution by each Subsidiary Guarantor of a supplemental indenture in the form of Exhibit B evidences the Note Guarantee of such Subsidiary Guarantor, whether or not the person signing as an officer of the Subsidiary Guarantor still holds that office at the time of authentication of any Note. The delivery of any Note by the Trustee after authentication constitutes due delivery of the Note Guarantee set forth in the Indenture on behalf of each Subsidiary Guarantor. The Note Guarantee of a Subsidiary Guarantor will terminate upon:

(i)    the release or discharge (other than a discharge through payment thereon) of the Indebtedness of such Subsidiary that resulted in the obligation to Guarantee the Notes pursuant to Section 5.02(a);

(ii)    a sale or other disposition (including by way of consolidation or merger) of the Capital Stock of the Subsidiary such that the Subsidiary is no longer a Subsidiary of the Parent Guarantor;

(iii)    defeasance or discharge of the Notes, as provided under Article 10 of the Base Indenture; or

(iv)    if such Subsidiary Guarantor was not required to Guarantee the Notes pursuant to Section 5.02(a) but did so at its option, then if it requests such release at any time; provided that after giving effect to such release the Company would be in compliance with the covenant set forth in this Section 5.02.

Upon delivery by the Company to the Trustee of an Officers' Certificate and an Opinion of Counsel, the Trustee will execute any documents reasonably required in order to evidence the release of the Subsidiary Guarantor from its obligations under its Note Guarantee.
Section 5.03. Limitation on Sale and Leaseback. (a) So long as any Notes are outstanding, the Company will not, and will not permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction unless:

(i)    the Sale and Leaseback Transaction is solely with the Company or any of its Subsidiaries;

(ii)    the lease is for a period not in excess of 24 months, including renewals;

(iii)    the Company or such Subsidiary would (at the time of entering into such arrangement) be entitled as described in clauses (i) through (vii) of Section 5.01(a), without equally and ratably securing the Notes then outstanding under the Indenture, to create, incur, issue, assume or guarantee Indebtedness secured by a Mortgage on such property or assets in the amount of the Attributable Debt arising from such Sale and Leaseback Transaction;

(iv)    the Company or such Subsidiary, within 360 days after the sale of property or assets in connection with such Sale and Leaseback Transaction is completed, applies an amount equal to the greater of (A) the net proceeds of the sale of such Principal Property or (B) the fair market value of such Principal Property to (1) the retirement of Notes, other Funded Debt of the Company ranking on a parity with the Notes or Funded Debt of a Subsidiary of the Company or (2) the purchase of property or assets used or useful in its business or to the retirement of long-term indebtedness; or

(v)    the Attributable Debt of the Company and its Subsidiary in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into after the Closing Date (other than any such Sale and Leaseback Transaction as would be permitted as described in clauses (i) through (iv) of this Section 5.03), plus the aggregate principal amount (without duplication) of (x) Indebtedness secured by Mortgages then outstanding (not including any such Indebtedness secured by Mortgages described in clauses (i) through (vii) of Section 5.01(a)) which do not equally and ratably secure the Notes (or secure Notes on a basis that is prior to other Indebtedness secured thereby) and (y) Non-Guarantor Subsidiary Debt (with the exception of Non-Guarantor Subsidiary Debt which is described in clauses (i) through (v) of Section 5.02(a)), would not exceed 15% of Consolidated Net Tangible Assets.

ARTICLE 6
AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 6.01. In General. Article 11 of the Base Indenture will apply to the Notes.

Section 6.02. Additional Provisions. In addition to the provisions listed in Section 11.02 of the Base Indenture, without the consent of each Holder of the Notes affected thereby, an amendment or waiver may not:

(a)    change the optional redemption dates or optional redemption prices of the Notes from those stated under “Optional Redemption” on the reverse of each Note; or

(b)    amend, change or modify the obligation of the Company to make and consummate an Offer to Purchase under Article 4 after a Change of Control Repurchase Event has occurred, including, in each case, amending, changing or modifying any definition relating thereto.

ARTICLE 7
MISCELLANEOUS

Section 7.01. Trust Indenture Act of 1939. This Second Supplemental Indenture shall incorporate and be governed by the provisions of the Trust Indenture Act that are required to be part of and to govern indentures qualified under the Trust Indenture Act.

Section 7.02. Governing Law. The laws of the State of New York shall govern this Second Supplemental Indenture and the Notes.

Section 7.03. Duplicate Originals. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Sectopm7.04. Separability. In case any provision in this Second Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 7.05. Ratification. The Base Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects ratified and confirmed. The Base Indenture and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Second Supplemental Indenture supersede any conflicting provisions included in the Base Indenture unless not permitted by law. The Trustee accepts the trusts created by the Base Indenture, as supplemented by this Second Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture, as supplemented by this Second Supplemental Indenture.

Section 7.06. Effectiveness. The provisions of this Second Supplemental Indenture shall become effective as of the date hereof.

Section 7.07. Successors. All agreements of the Company and the Parent Guarantor in this Second Supplemental Indenture shall bind their successors. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors.

Section 7.08. Trustee's Disclaimer. The recitals contained herein shall be taken as the statements of the Company and the Parent Guarantor and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture, the Notes, any Guarantee or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Parent Guarantor.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

AK STEEL CORPORATION as the Company

By:	/s/ Albert E. Ferrara, Jr.
Name:	Albert E. Ferrara, Jr.
Title:	Senior Vice President, Finance
& Chief Financial Officer

AK STEEL HOLDING CORPORATION as Parent Guarantor

By:	/s/ Albert E. Ferrara, Jr.
Name:	Albert E. Ferrara, Jr.
Title:	Senior Vice President, Finance
& Chief Financial Officer

[Signature Page to Second Supplemental Indenture]

U.S. BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ William E. Sicking
Name:	William E. Sicking
Title:	Vice President & Trust Officer

[Signature Page to Second Supplemental Indenture]

EXHIBIT A
[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN EXCHANGE FOR THIS CERTIFICATE OR ANY PORTION HEREOF IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO.), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON OTHER THAN THE DEPOSITORY TRUST COMPANY OR CEDE & CO. IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]
[THIS NOTE IS A GLOBAL SECURITY AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY TRUST COMPANY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.]

8.375% Senior Note due 2022
AK STEEL CORPORATION
CUSIP: 001546 AM2
ISIN: US001546AM29
No. 001    $300,000,000
AK STEEL CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to on the reverse hereof), for value received, promises to pay to CEDE & CO., or its registered assigns, the Principal sum of THREE HUNDRED MILLION DOLLARS ($300,000,000) or such other amount as indicated on the Schedule of Increases and Decreases attached hereto on April 1, 2022.

A-1

Interest Rate: 8.375% per year
Interest Payment Dates: April 1 and October 1 of each year, commencing October 1, 2012
Record Dates: March 15 and September 15
Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which will for all purposes have the same effect as if set forth at this place.
Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, directly or through an Authenticating Agent, by the manual or facsimile signature of an authorized Officer, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: March 22, 2012

AK STEEL CORPORATION
By:
Name:
Title:

A-2

TRUSTEE'S CERTIFICATE OF AUTHENTICATION
This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.
Dated: March 22, 2012

U.S. BANK, NATIONAL ASSOCIATION as the Trustee

By:
Name:
Title:

[REVERSE OF NOTE]

8.375% SENIOR Note due 2022
Indenture. This Note is one of the 8.375% Senior Notes due 2022 (the “Notes”) of the Company issued under an Indenture, dated as of May 11, 2010 (the “Base Indenture”), between the Company, AK Holding Corporation (the “Parent Guarantor”) and U.S. Bank, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), as supplemented by the Second Supplemental Indenture dated March 22, 2012 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Parent Guarantor, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. To the extent that the terms of the Indenture and this Note are inconsistent, the terms of the Indenture shall govern. The aggregate Principal amount of the Notes that may be authenticated and delivered under the Indenture, as amended hereby, shall be $300,000,000. The Company may, without notice to or the consent of the Holders, create and issue additional Securities having the same terms as, and ranking equally and ratably with, the Notes in all respects and so that such additional Notes will be consolidated and form a single series with, and have the same terms as to status, redemption or otherwise as, the Notes initially issued; provided that if the additional Securities are not fungible with the Notes for U.S. federal income tax purposes, the additional Securities will have a separate CUSIP number.
Interest. The Company promises to pay interest on the Principal amount of the Notes at the rate per year described above. Interest on the Notes will accrue from March 22, 2012. Interest on the Notes will be payable semi-annually on April 1 and October 1 of each year, beginning October 1, 2012. The interest so payable and punctually paid or duly provided for, on any interest payment date, will be paid to the Person in whose names the Notes are registered at the close of business on the record date for such interest, which shall be the March 15 or September 15, as the case may be, preceding such interest payment date, except that interest payable at maturity will be paid to the same Persons to whom Principal of the Notes is payable. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The interest period relating to an interest payment date (including the maturity date) shall be the period from, and including, the most recent preceding interest payment date (or, in the case of the first interest period, March 22, 2012) to, but excluding, the relevant interest payment date.
All payments on the Notes, including Principal of, premium, if any, and interest on, will be payable at the Corporate Trust Office of the Trustee, as Paying Agent under the Indenture as set forth in the Indenture.

If any interest payment date, maturity date or redemption date of a Note falls on a day that is not a Business Day, the required payment of Principal and interest may be made on the next succeeding Business Day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after that interest payment date, maturity date or redemption date as the case may be, to the date of that payment on the next succeeding Business Day.
Sinking Fund. The Notes will not be subject to any sinking fund.
Optional Redemption. (a) At any time prior to April 1, 2017, the Company may redeem the Notes at its option, in whole at any time or in part, at a redemption price equal to 100% of the Principal amount of the Notes to be redeemed plus the Applicable Premium, plus accrued and unpaid interest to the redemption date.
For the purposes of the preceding paragraph, the following terms shall have the following definitions:
“Applicable Premium” means, with respect to any Note on any redemption date, the greater of
(1) 1.0% of the Principal amount of such Note, and
(2) the excess, if any of
(a) the present value at such redemption date of (i) the redemption price of such Note at April 1, 2017 (as set forth in the table below), plus (ii) all required interest payments due on such Note through April 1, 2017 (excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over
(b) the then outstanding Principal amount of such Note.
“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to April 1, 2017; provided, however, that if the period from the redemption date to April 1, 2017, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
(b) At any time on or after April 1, 2017, the Company may redeem the Notes, in whole or in part, at the redemption price for the Notes (expressed as a percentage of Principal amount) set forth below, plus accrued and unpaid interest to the redemption date, if redeemed during the twelve-month period commencing on April 1 of the years indicated below:

Year	Redemption Price
2017	104.188%
2018	102.792%
2019	101.396%
2020 and thereafter	100.000%
(c) At any time prior to April 1, 2015, the Company may redeem up to 35% of the Principal amount of the Notes (including any additional Notes) with the net cash proceeds of one or more sales of the Parent Guarantor's common stock (to the extent proceeds are contributed to the Company as equity) at a redemption price (expressed as a percentage of Principal amount) of 108.375%, plus accrued and unpaid interest to the redemption date; provided that at least 65% of the aggregate Principal amount of Notes originally issued on the Closing Date remains outstanding after each such redemption and notice of any such redemption is mailed within 60 days of each such sale of common stock.
(d) No Note of $2,000 Principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the Principal amount to be redeemed. A new Note in Principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note.
Events of Default. If an Event of Default with respect to Notes of this series shall occur and be continuing, the Principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.
The Guarantees. The Notes are fully and unconditionally guaranteed by the Parent Guarantor and each Subsidiary Guarantor, if any.
Amendment; Waiver. The Indenture provides that the Company, the Parent Guarantor and the Trustee may take certain actions to amend the Indenture or the Notes without notice to or the consent of any Holder of Notes. In addition, the Indenture permits, with certain exceptions as therein provided, the Company, the Parent Guarantor and the Trustee to otherwise amend the Indenture or the Notes with the consent of the Holders of a majority in Principal amount of the Notes affected by such amendment. However, certain actions of the Company require the consent of each Holder of outstanding Notes affected thereby.
The Company may elect in any particular instance not to comply with certain covenants set forth in the Indenture or the Notes if, before the time for such compliance, the Holders of a majority in Principal amount of the Notes either waive compliance in that instance or generally waive compliance with those provisions, but the waiver may not extend to or affect any term, provision or condition except to the extent expressly so waived, and, until the waiver becomes effective, the Company's obligations and the duties of the Trustee in respect of any such provision will remain in full force and effect.
Payments. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Principal of (and premium, if any) and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.
Registered Form. The Notes will be issued in fully registered form only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Choice of Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York.
Defined Terms. All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS
The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations.
TEN COM - as tenants in common
TEN ENT - as tenants by the entireties
JT TEN - as joint tenants with right of survivorship and not as tenants in common
UNIF GIFT MIN ACT - ____________________Custodian _________________

(Cust) (Minor) Under Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT
FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ PLEASE INSERT SOCIAL SECURITY NUMBER OR OTHER IDENTIFYING NUMBER OF ASSIGNEE
_______________________________
_______________________________
__________________________________________________________________________________
__________________________________________________________________________________
(Please print or type name and address, including postal zip code, of assignee)
the within Note and all rights thereunder, hereby irrevocably constitutes and appoints
__________________________________________________________________________________
__________________________________________________________________________________
to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.

OPTION OF HOLDER TO ELECT PURCHASE
If you wish to have this Note purchased by the Company pursuant to Article 4 of the Second Supplemental Indenture, check the Box: ☐
If you wish to have a portion of this Note purchased by the Company pursuant to Article 4 of the Second Supplemental Indenture, state the Principal amount: $ .
Date:

Your Signature:
 (Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.

Schedule I

[Include Schedule I only for a Global Note]

SCHEDULE OF INCREASES OR DECREASES
The initial Principal amount of this Global Note is $300,000,000. The following increases or decreases in the Principal amount of this Global Note have been made:

Date	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such increase or decrease	Signature of authorized signatory of Trustee

EXHIBIT B
FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSIDIARY GUARANTORS
SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of ___________, among _____________ (the “Guaranteeing Subsidiary”), a subsidiary of ________________ (or its permitted successor), AK Steel Corporation (the “Company”), a corporation organized under the laws of Delaware, AK Steel Holding Corporation, a Delaware corporation (the “Parent Guarantor”) and U.S. Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company, the Parent Guarantor and the Trustee executed and delivered an Indenture, dated as of May 11, 2010 (the “Base Indenture” and as supplemented by the Second Supplemental Indenture dated March 22, 2012 among the Company, the Parent Guarantor and the Trustee, the “Indenture”), to provide for the issuance by the Company of $300,000,000 aggregate Principal amount of the Securities of the Company designated as its 8.375% Senior Notes due 2022;
WHEREAS, the Indenture provides that under certain circumstances a Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsidiary shall unconditionally Guarantee all of the Company's obligations under the Notes and the Indenture on the terms and conditions set forth herein; and
WHEREAS, pursuant to Section 11.01 of the Base Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary, the Company, the Parent Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of Holders as follows:
1.    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    Guarantee. The Guaranteeing Subsidiary hereby agrees to become a party to the Indenture as a Subsidiary Guarantor and shall have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture. The Guaranteeing Subsidiary agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements as follows:
(a)Subject to the provisions of this Supplemental Indenture, the Guaranteeing Subsidiary hereby irrevocably and unconditionally Guarantees on an unsecured unsubordinated basis, the full and punctual payment (whether at stated maturity, upon redemption, purchase pursuant to an offer to purchase or acceleration, or otherwise) of the Principal of, interest on and all other amounts payable under, each Note, and the full and punctual payment of all other amounts payable by the Company under the Indenture in respect of the Notes. Upon failure by the Company to pay punctually any such amount, each Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Indenture.

(b)The obligations of each Guaranteeing Subsidiary hereunder are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by:

i.	any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under the Indenture or any Note, by operation of law or otherwise;

ii.	any modification or amendment of or supplement to the Indenture or any Note;

iii.
any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company contained in the Indenture or any Note;

iv.
the existence of any claim, set‑off or other rights which the Guaranteeing Subsidiary may have at any time against the Company, the Trustee or any other Person, whether in connection with the Indenture or any unrelated transactions, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

v.
any invalidity or unenforceability relating to or against the Company for any reason of the Indenture or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by the Company of the Principal of or interest on any Note or any other amount payable by the Company under the Indenture; or

vi.
any other act or omission to act or delay of any kind by the Company, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to such Guaranteeing Subsidiary's obligations hereunder.

(c)Except as otherwise provided in the Indenture, each Guaranteeing Subsidiary's obligations hereunder will remain in full force and effect until the Principal of and interest on the Notes and all other amounts payable by the Company under the Indenture have been paid in full. If at any time any payment of the Principal of or interest on any Note or any other amount payable by the Company under the Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, each Guaranteeing Subsidiary's obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.

(d)Each Guaranteeing Subsidiary irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Company or any other Person.

(e)Upon making any payment with respect to any obligation of the Company under this Article, the Guaranteeing Subsidiary making such payment will be subrogated to the rights of the payee against the Company with respect to such obligation, provided that the Guaranteeing Subsidiary may not enforce either any right of subrogation, or any right to receive payment in the nature of contribution, or otherwise, from any other Guarantor, with respect to such payment so long as any amount payable by the Company hereunder or under the Notes remains unpaid.

(f)If acceleration of the time for payment of any amount payable by the Company under the Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of the Indenture are nonetheless payable by the Guaranteeing Subsidiary hereunder forthwith on demand by the Trustee or the Holders.

(g)Notwithstanding anything to the contrary in this Supplemental Indenture, each Guaranteeing Subsidiary, and by its acceptance of Notes, each Holder, confirms that it is the intention of all such parties that the Note Guarantee of such Guaranteeing Subsidiary not constitute a fraudulent conveyance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. To effectuate that intention, the Trustee, the Holders and each Guaranteeing Subsidiary irrevocably agree that the obligations of each Guaranteeing Subsidiary under its Note Guarantee are limited to the maximum amount that would not render the Guaranteeing Subsidiary's obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law.

3.    Notation not Required. Neither the Company nor the Guaranteeing Subsidiary shall be required to make a notation on the Securities to reflect the Note Guarantee or any release, termination or discharge thereof.
4.     Governing Law. The laws of the State of New York shall govern this Supplemental Indenture.
4.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
5.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
6.    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary, the Company and the Parent Guarantor.
7.    Successors. All agreements of the Guaranteeing Subsidiary in the Indenture, this Supplemental Indenture and the Note Guarantee shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.
8.    No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Supplemental Indenture shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and are not exclusive of any other rights, remedies or benefits which either may have under this Supplemental Indenture at law, in equity, by statute or otherwise.
9.    Modification. No modification, amendment or waiver of any provision of this Supplemental Indenture, nor the consent to any departure by the Guaranteeing Subsidiary therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Guaranteeing Subsidiary in any case shall entitle the Guaranteeing Subsidiary to any other or further notice or demand in the same, similar or other circumstance.

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

[Name of Guaranteeing Subsidiary], as the Guaranteeing Subsidiary
By:
Name:
Title:

U.S. BANK, NATIONAL ASSOCIATION as the Trustee

By:
Name:
Title:

AK STEEL CORPORATION as the Company
By:
Name:
Title:

AK STEEL HOLDING CORPORATION as the Parent Guarantor
By:
Name:
Title: